mPhase Technologies, Inc.

9841 Washingtonian Blvd, Suite 390
Gaithersburg MD 20878
Email: info@mPhaseTech.com
Tel: (301) 329-2700

April 2019
Investor Presentation

mphase technologies

Building a New mPhase

A new vision …

Leverage the mPhase legacy to build a world-renowned company that is known for its expertise in artificial intelligence, machine learning and advanced technology.

With a new strategy …

Change from an R&D focus to a revenue-centric model that stresses rapid commercialization, early revenue and a fast path to profitability on every project.

The Landscape

The things we use are getting smarter.

Companies around the globe are faced with a challenge, adapt to an interconnected world of "smart" devices. mPhase is no different – and that is both the challenge and the opportunity.


7 Indicators Of The State-Of-Artificial Intelligence (AI), April 2019
Forbes
CIO
How IoT Data Insights Are Unleashing New Possibilities in Manufacturing
ars TECHNICA
Why Google believes machine learning is its future


Internet of Things (IoT)

Not just "buzz" words, companies must adopt new skills to survive in the connected world.



The IP Monetization Plan

A slide we can’t talk about, yet…


mPhase
IP

Our assessment process yielded some exciting potential, which must remain in stealth mode for the time being. We are currently discussing potential mPhase IP commercialization with outside entities in multiple industries.

Our Feb. 2019 Pharma discussions provided a glimpse into our strategy for the legacy IP.

> **mPhase Technologies, Inc. Announces Strategic Discussions With Global Pharmaceutical Company**
>
> New York, NY, Feb. 06, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- mPhase Technologies, Inc. (XDSL) (“the Company”) is pleased to inform shareholders that it has entered into substantive discussions with a global pharmaceutical company (“Pharma Company”) to explore the use of the mPhase smart surface technology for transdermal drug deliver…

mPhase technologies



Technology Starting Point – Decades of R&D

We believe that the mPhase IP holds hidden value.

Invention Title	Filing Date
Tunable Liquid Microlens With Lubrication Assisted Electrowetting	9/13/2001
Method And Apparatus For Controlling Friction Between A Fluid And A Body	8/27/2003
Method And Apparatus For Controlling The Flow Resistance Of A Fluid On Nanostructured Or Microstructured Surfaces	9/30/2003
Electrowetting Battery Having A Nanostructured Electrode Surface	11/18/2003
End Of Life Cycle, Nanostructured Battery	3/18/2004
Structured Membrane With Controllable Permeability	7/28/2006
Adjustable Barrier For Regulating Flow Of A Liquid	8/10/2007
Event Activated Micro Control Devices	8/10/2007
Combined Wetting/Non-Wetting Element For Low and High Surface Tension Liquids	1/25/2008
Device For Fluid Spreading And Transport	1/25/2008
Battery System	3/20/2008
Reserve Battery	7/8/2009
Electrical Device Having A Reserve Battery Activation System	9/2/2009
Modular Device	9/2/2009
Reserve Battery System	3/2/2010
Adjustable Barrier for Regulating Flow of a Liquid	3/10/2010
Combined Wetting/Non-Wetting Element For Low and High Surface Tension Liquids (SOUTH KOREA)	8/18/2010
Portable Battery Booster	9/17/2010
Drug Delivery System	2/11/2013
Adjustable Barrier For Regulating Flow Of A Liquid	N/A

Our Plan: to adapt some of the most promising mPhase technology into commercial products via redesign, re-engineering, and adoption of more advanced software. First targets: battery and medical.



mphase technologies

Step One: Build a Team

We are currently assembling a team with world-class credentials in machine learning and AI.

Feb. 4, 2019

Formation of a new wholly-owned company, **mPhase Technologies India, Pvt. Ltd.** to spearhead pending software and technology development for existing and newly planned projects.

Feb. 19, 2019

Creation of a **Center of Excellence (COE)** to assemble a team of highly qualified software and technology experts in marketable categories such as AI and machine learning.

Ongoing

Negotiations with recognized industry leaders in multiple technology disciplines, with the expectation to add to our talent pool in upcoming quarters.

To monetize the past and create for the future, mPhase needs top talent. We are hand-picking an impressive team in our core areas of interest.



mphase technologies

Step Two: Create and Grow Revenue

The days of pure R&D are over. Every mPhase business unit must quickly become a revenue center.

Our first business units gave us projects already in process, near-term revenue potential and in-house engineering talent to help commercialize the mPhase IP.



mPhase
AIRobotica
Travel Buddhi
mPhase India
Center of Excellence
mPhase IP



mphase technologies

M&A : Travel Buddhi – AI Innovator in Travel

Travel Buddhi (currently in Beta) represents a revolutionary concept in customizable travel planning.


Muradnagar
ROHINI
Walk In Gandhi Smriti
Ghaziabad
New Delhi
Indira Gandhi International Airport
LAJPAT NAGAR
Noida
Chhapraula
Bodalpur
Dadri
Map data ©2019 Google
Terms of Use
27 mins : 15.2 km
Chi Asian Cookhouse
06 : 00 01:00
22 mins : 13.6 km
Walk In Gandhi Smriti
07 : 30 01:00
Free time : 30 mins
27 mins : 12.9 km
Grand Venizia
09 : 30 06:45
DAY 3, OCT 15
30 mins : 13.3 km

Travel Buddhi adjusts in real-time to a traveler's timetable and preferences, capturing a percentage of each transaction.



mphase technologies

M&A: AIRobotica – The Right Team for the Future

AIRobotica gives mPhase an experienced team, new products and backlog at day one.

AIROBOTICA
IT'S EXCEPTIONALLY ARTIFICIAL INTELLIGENCE

AIRobotica is concentrating on three initial technologies:

CHATBOT

SAP ERP

ROBOTIC PROCESS AUTOMATION

- Chatbot Intelligent Support Agents for multiple industries
- SAP Enterprise Resource Planning support services
- Robotic Process Automation for multiple business processes


AI Robotica's Real Estate Chatbot

The company introduced its first commercial product (a Chatbot) in 2018.



Creating New IP

Through AIRobotica, we hope to build a library of recurring, monetizable programing resources.

- AIRobotica is creating products that are customizable for multiple industries
- With each new industry contract, mPhase gains valuable IP
- In addition to software expertise, we now have engineering prototyping capabilities to help facilitate rapid commercialization


AIROBOTICA
By 2029, experts expect that the kinds of conversations produced by AI will be indistinguishable from conversations between humans.
#ChatbotFact

AIROBOTICA
IT'S EXCEPTIONALLY ARTIFICIAL INTELLIGENCE

Our goal is to become a favored outsource partner for a variety of software solutions.

We want the mPhase name coded into many future revenue streams

01101101 01110000 01101000 01100001 01110011 01100101

mphase technologies



Collaborations & Partnerships

As we build reputation and skills, partnerships will follow.

May 17, 2019 – mPhase Technologies, Inc. announced that it had entered into a non-binding Memorandum of Understanding with iLearningEngines, Inc. a leader in Mission Critical Training services and the 7th fastest growing technology company in North America.

When formalized, mPhase will get its first SaaS revenue stream, tied to industry-leading growth rates.



Deloitte.
2018 Fast 500 Winners List

Want to see which industry has the most winners? Or where each company is headquartered? Sort this year's winners by clicking on a column below.

Rank	Company name	Primary industry	% growth	City	St/Prov	CEO name
001	SwanLeap	Software	77260%	Madison	WI	Brad Hollister
002	Justworks	Software	27150%	New York	NY	Isaac Oates
003	Shape Security	Software	23578%	Mountain View	CA	Derek Smith
004	Periscope Data	Software	23227%	San Francisco	CA	Harry Glaser
005	Arrowhead/ Pharmaceuticals, Inc.	Biotechnology/ pharmaceutical	17847%	Pasadena	CA	Christopher Anzalone
006						Scott Durbin
007	iLearningEngines	Software	14848%			
009	Podium	Software	13381%	Lehi	UT	Eric Rea
010	Markforged	Electronic devices/hardware	12687%	Watertown	MA	Gregory Mark



What Comes Next?

Our game plan is well underway.

Action:
- Fix the share structure via a 5000/1 reverse split
- Go live with the Travel Buddhi site
- Sign additional contracts with third parties for AIRobotica's services
- Explore monetization of mPhase IP portfolio
- Add M&A, talent & working capital


ROBOT
and Son

Outcome:
- Gain an institutional shareholder base and following
- Begin generating revenue
- Accelerate revenue ramp and expand to include global customers
- Stealth Mode – currently in discussions with industry sources
- Establish mPhase tech reputation

The AI of the 1950's has finally arrived in 2019, but in a more pervasive, largely invisible form.

The Vision Behind the Plan



CEO, Anshu Bhatnagar – A computer scientist and entrepreneur, Anshu began his technology career working on major federal government projects for Oracle and Computer Science Corp. He eventually formed his own firm (2Pi Solutions) in this space, which was ranked as one of the top 100 fastest growing companies in the U.S. before its sale in 2010. Since that time, Anshu has successfully built and managed companies in the Real Estate, Hospitality and International Food industries. He is also CEO of a public consumer products company, Verus International (OTC: VRUS).



Strategic Adviser, Mark Forney – A technology veteran, Mark spent the early part of his career in manufacturing, including a stint at Hughes Aircraft's Electron Dynamics Division, before transitioning to Wall Street. He was one of the financial industry's first internet analysts and has witnessed and invested in many major technology trends during his nearly three decades in the business. A former hedge and mutual fund manager, he most recently has specialized in cross-border shareholder development, turnarounds and growth initiatives for private and public companies.



CFO, Chris Cutchens – With more than 20 years of experience in public and private corporate finance, Chris has held a number of executive positions across a range of industries. Most recently, he served as COO/CFO of MidAmerica Administrative & Retirement Solutions, a private-equity owned, national employee benefit program provider. His prior public company experience included Corporate Controller of Carrier Enterprise; Corporate Controller of Watsco, Inc. (NYSE); and Director of Corporate Accounting and Financial Reporting at MarineMax, Inc. (NYSE).

Some Final Thoughts

We see a multi-billion $ opportunity

Why IoT Deployments Are Stalled in the Fortune 2000

eWEEK

The biggest barrier to effective IoT implementation is lack of internal expertise and skills, according to 31 percent of respondents. Other barriers include the inability to manage and process large volumes of data (29 percent), integration issues (28 percent) and too many legacy systems (28 percent). By: Chris Preimesberger, eWEEK | October 09, 2018

- We are industry veterans, so our strategy for mPhase is based on decades of experience
- No more waiting – our plan involves revenue generation now
- We expect to maintain triple-digit growth
- mPhase will have multiple growth engines that leverage our pool of engineering talent
- Our ultimate goal is to uplist to Nasdaq as quickly as possible

This corner graphic is a symbol of our vision of the future. Someday, code will course through our cities in the same way that electricity made its way first into every room, then into almost every mechanical device.



mphase technologies

Safe Harbor Statement

Forward-looking statements contained in this presentation involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our outlook or expectations for earnings, revenues, expenses, asset quality, volatility of our common stock, financial condition or other future financial or business performance, strategies, expectations, or business prospects, or the impact of legal, regulatory or supervisory matters on our business, results of operations or financial condition.

Forward-looking statements can be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. Forward-looking statements reflect our judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences will be discussed in the section titled “Risk Factors” in our future Form 10-Q and 10-K filings following our business transition and in any subsequent filings under the Exchange Act and in our other SEC filings. Additionally, there may be other factors that could preclude us from realizing the predictions made in the forward-looking statements. We operate in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors or assess the impact, if any, of such factors on our financial position or results of operations. All forward-looking statements included in this presentation speak only as of the date of this presentation and you are cautioned not to place undue reliance on any such forward-looking statements. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.